U.S. Media: C. Doniele Kane, 816-983-1372, doniele.c.kane@kcsr.com
Mexico Media: Gabriel Guerra, 52-55-5208-0860, gguerra@gcya.net
Kansas City Southern Announces Appointment of Jose Zozaya
President & Executive Representative of Kansas City Southern de Mexico
     Kansas City, Mo./Mexico City, April 19, 2006 – Kansas City Southern (KCS) (NYSE: KSU) today announced the appointment of Jose Guillermo Zozaya Delano by the Kansas City Southern de Mexico’s (KCSM) board of directors as its president and executive representative, reporting directly to the KCSM board led by chairman Michael R. Haverty and vice chairman Arthur L. Shoener. Mr. Zozaya will serve as the primary executive representative for KCSM in Mexico.
     “We are pleased that someone of Jose Zozaya’s caliber has agreed to join the KCSM team,” said Mr. Haverty. “His diverse corporate background and relationship-building expertise will provide essential communications between the company and important stakeholders in Mexico.”
     Mr. Zozaya has 35 years of experience in law and government relations, most recently as the legal and government relations director for ExxonMobil Mexico, S.A. de C.V., where he spent the last nine years. He has extensive experience in mergers and acquisitions, contracts and helping multinational organizations develop their business through government relations.
     Mr. Zozaya holds a bachelors degree in law from Universidad Iberoamericana and advanced studies in enterprise law and economic competencies from ITAM. He has also participated in the executive program in international management from Thunderbird University and Yale University’s management program for lawyers.
     Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include KCSM, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
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